Exhibit 99.(n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
KKR Income Opportunities Fund

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities of KKR Income Opportunities Fund (the “Fund”), including the schedules of investments, as of October 31, 2016, and the related statements of operations, changes in net assets, and cash flows for each of the four years in the period ended October 31, 2016 and the financial highlights for each of the four years in the period ended October 31, 2016, and have issued our report on those financial statements and financial highlights dated December 22, 2016. Such financial statements and financial highlights and our report thereon are included in the Fund’s annual report on Form N-CSR for the year ended October 31, 2016 and in the Registration Statement on Form N-2 (the “Prospectus”).

In our opinion, the information set forth under the heading “Senior Securities” for each of the four years in the period ended October 31, 2016, appearing on page 31 of the Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

October 2, 2017